      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1999
                                                     REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                    KEYCORP

             (Exact name of Registrant as Specified in its Charter)

                                      OHIO
                        (State or Other Jurisdiction of
                         Incorporation or Organization)
                                   34-6542451
                      (I.R.S. Employer Identification No.)

                               127 PUBLIC SQUARE
                           CLEVELAND, OHIO 44114-1306
                                 (216) 689-6300
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                            DANIEL R. STOLZER, ESQ.
                   VICE PRESIDENT & ASSOCIATE GENERAL COUNSEL
                                    KEYCORP
                               127 PUBLIC SQUARE
                           CLEVELAND, OHIO 44114-1306
                                 (216) 689-6300
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)
                            ------------------------
                                   COPIES TO:

                            RAYMOND T. SAWYER, ESQ.
                           THOMPSON HINE & FLORY LLP
                                3900 KEY CENTER
                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114
                                 (216) 566-5500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
      TITLE OF SHARES TO BE             AMOUNT TO BE          AGGREGATE PRICE            AGGREGATE               AMOUNT OF
           REGISTERED                    REGISTERED             PER UNIT(1)          OFFERING PRICE(1)        REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------------------------------
Common Shares, with a par value
of $1 each, and associated Rights         632,183                  $25.75              $16,278,712.25            $4,525.48
- ---------------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices reported for KeyCorp Common Shares on the New York Stock Exchange on September 24, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                                    KEYCORP

                             632,183 COMMON SHARES

     The selling shareholders are offering 632,183 of our common shares. We will not receive any of the proceeds from the sales of common shares by the selling shareholders.

     The selling shareholders, who are also shareholders of NTH Holdings, Inc., acquired their KeyCorp common shares pursuant to an Asset Acquisition Agreement, dated as of February 12, 1999, among us, McDonald Investments Inc. and NTH Holdings. The Asset Acquisition Agreement provided for the acquisition of substantially all of the assets of NTH Holdings by McDonald Investments. As consideration for this acquisition, we issued common shares to McDonald Investments, which then transferred those common shares to the selling shareholders. The selling shareholders may sell their KeyCorp common shares from time to time, either in ordinary brokerage transactions on the New York Stock Exchange, or in private transactions at market or negotiated prices. The selling shareholders have sole discretion as to whether and on what terms to sell their KeyCorp common shares.

     Our common shares are listed on the New York Stock Exchange under the symbol "KEY". On September 27, 1999, the average of the high and low prices of our common shares on the New York Stock Exchange was $26.25.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF KEYCORP AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

               The date of this Prospectus is September 27, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY OF OFFERING.........................................     3
FORWARD-LOOKING STATEMENTS..................................     4
KEYCORP.....................................................     4
  Overview..................................................     4
  Our subsidiaries..........................................     4
  Our major lines of business...............................     5
  Recent developments.......................................     6
  Our Year 2000 efforts.....................................     6
  Supervision and regulation................................     7
THE SELLING SHAREHOLDERS....................................     7
USE OF PROCEEDS.............................................     8
PLAN OF DISTRIBUTION........................................     8
LEGAL MATTERS...............................................     9
EXPERTS.....................................................     9
WHERE YOU CAN FIND MORE INFORMATION.........................    10

                              SUMMARY OF OFFERING

     This summary highlights information contained in this prospectus. This summary is not complete and does not contain all the information that you should consider before investing in the securities. You should read the entire prospectus carefully.

KEYCORP.......................   We are a bank holding company engaged primarily
                                   in the business of commercial and retail banking. We are one of the nation's largest bank holding companies, with consolidated total assets of $80.9 billion at June 30, 1999. Our subsidiaries provide a wide range of banking, equipment leasing, fiduciary and other financial services to corporate, individual and institutional customers through four businesses: Key Corporate Capital, Key Consumer Finance, Key Community Bank and Key Capital Partners. These services are provided across much of the country through full-service banking offices in 13 states, a 24-hour telephone banking call center services group and nearly 2,600 ATMs at June 30, 1999. Our principal executive office is located at 127 Public Square, Cleveland, Ohio 44114-1306. Our telephone number is (216) 689-6300.

MCDONALD INVESTMENTS..........   McDonald Investments Inc. is our wholly-owned
                                   subsidiary and operates a regional investment banking and securities brokerage business. McDonald Investments engages in such activities as the origination, underwriting, distribution, trading and brokerage of fixed income and equity securities, and investment advisory and investment services.

                                 McDonald Investments serves institutional
                                   customers in the United States, Canada,
                                   Europe and the Far East. McDonald
                                   Investments' retail (individual) customers are primarily located in Ohio, Michigan and Indiana.

SECURITIES OFFERED............   KeyCorp common shares that are owned by the
                                   shareholders of NTH Holdings, Inc. A total of 632,183 common shares were transferred to the selling shareholders when NTH Holdings was acquired by McDonald Investments on June 1, 1999.

NUMBER OF SECURITIES
OFFERED.......................   Since the selling shareholders may sell all,
                                   some or none of their KeyCorp common shares, no estimate can be made of the number of common shares that will be offered.

NYSE TICKER SYMBOL............   KEY

USE OF PROCEEDS...............   The selling shareholders will sell their common
                                   shares on their own behalf, at a time and manner of their individual choosing. We will receive none of the proceeds of any of those sales.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, and the information incorporated by reference in this prospectus, contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future financial performance, business plans and strategies of KeyCorp and most other statements that are not historical in nature. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. Some of the uncertainties that could affect the accuracy of forward-looking statements include:

     - sharp or rapid changes in interest rates;

     - significant changes in the economy that could materially change anticipated credit quality trends and the ability to generate loans;

     - failure of the capital markets to function consistent with customary levels;

     - significant delay in or inability to execute strategic initiatives designed to grow revenues or manage expenses;

     - consummation of significant business combinations or divestitures;

     - unforeseen business risks related to Year 2000 computer systems issues;
       and

     - significant changes in accounting, tax or regulatory practices or requirements.

                                    KEYCORP

OVERVIEW

     KeyCorp, incorporated in 1958 under the laws of the State of Ohio and registered under the Bank Holding Company Act of 1956, is headquartered in Cleveland, Ohio. We are engaged primarily in the business of commercial and retail banking. At June 30, 1999, we were one of the nation's largest bank holding companies with consolidated total assets of $80.9 billion. Our subsidiaries provide a wide range of banking, equipment leasing, fiduciary and other financial services to corporate, individual and institutional customers through four businesses: (1) Key Corporate Capital; (2) Key Consumer Finance;
(3) Key Community Bank; and (4) Key Capital Partners.

     As of June 30, 1999, these services were provided across much of the country through subsidiaries operating 965 full-service banking offices in 13 states, a 24-hour telephone banking call center services group and nearly 2,600 ATMs. At June 30, 1999, we, together with our subsidiaries, had 25,758 full-time equivalent employees.

     We are a legal entity separate and distinct from our banking and other subsidiaries. Accordingly, our rights and the rights of our security holders and creditors to participate in any distribution of the assets or earnings of our banking and other subsidiaries is necessarily subject to the prior claims of the respective creditors of our banking and other subsidiaries, except to the extent that our claims in our capacity as a creditor of our banking and other subsidiaries may be recognized.

     Our principal executive office is located at 127 Public Square, Cleveland, Ohio 44114-1306. Our telephone number is (216) 689-6300.

OUR SUBSIDIARIES

     Our largest banking subsidiaries are:

          - KeyBank National Association, headquartered in Cleveland,
            Ohio -- the 12th largest bank in the United States at December 31, 1998, based on asset size. KeyBank had $73.7 billion in total assets and 965 full-service banking offices in Alaska, Colorado, Idaho, Indiana, Maine,

         Michigan, New Hampshire, New York, Ohio, Oregon, Utah, Vermont and Washington at June 30, 1999; and

          - Key Bank USA, National Association, headquartered in Cleveland, Ohio, with total assets of $5.8 billion at June 30, 1999. Key Bank USA is involved in consumer loan activities.

     In addition to the customary banking services of accepting deposits and making loans, our subsidiaries provide specialized services, including personal and corporate trust services, personal financial services, customer access to mutual funds, cash management services, investment banking and capital markets products, and international banking services. Through our subsidiary banks, trust companies and registered investment adviser subsidiaries, we provide investment management services to institutional and individual clients, including large corporate and public retirement plans, foundations and endowments, high net worth individuals and Taft-Hartley plans - multiemployer trust funds providing pension, vacation or other benefits to employees. In addition, our investment management subsidiaries serve as investment advisers to our proprietary mutual funds.

OUR MAJOR LINES OF BUSINESS

     Key Corporate Capital. We offer a complete range of financing, transaction processing and financial advisory services to corporations throughout the country through Key Corporate Capital. This line of business also operates one of the largest bank-affiliated equipment leasing companies with operations conducted both domestically and throughout Europe and Asia. Key Corporate Capital's business units are organized around the following specialized industry client segments: commercial real estate, lease financing, structured finance, healthcare and media/telecommunications.

     In serving these targeted segments, Key Corporate Capital provides a number of specialized services, including international banking and corporate finance advisory services, and, based on transaction volume, is a leading provider of cash management services. Key Corporate Capital also provides investment banking, capital markets, 401(k) and trust custody products through Key Capital Partners.

     Key Consumer Finance. Key Consumer Finance is responsible for our indirect, non-branch-based consumer loan products. This line of business specializes in automobile loans and leases, home equity loans, education loans, marine and recreational vehicle loans, and credit cards. As of December 31, 1998, based on the volume of loans generated, Key Consumer Finance was one of the: (1) five largest education lenders in the nation, (2) top ten in retail automobile financing, and (3) leading providers of financing for consumer purchases of marine and recreational vehicles.

     Key Community Bank. Key Community Bank is responsible for delivering a complete line of branch-based financial products and services to small businesses, consumers and commercial banking businesses. The delivery of these products and services is accomplished through 965 KeyCenters, a 24-hour telephone banking call center services group, nearly 2,600 ATMs that access 14 different networks and comprise one of the largest ATM networks in the United States, and a core team of relationship management professionals.

     Key Capital Partners. Key Capital Partners provides clients with asset management, investment banking, capital markets, insurance and brokerage expertise. It also plays a major role in generating fee income through its broad range of investment choices and customized products. Key Capital Partners is comprised of two major business groups. One group, operating under the name "McDonald Investments", includes retail and institutional brokerage, equity and fixed income trading and underwriting, investment banking, capital markets products, loan syndication and trading, public finance and clearing operations. The second major business group includes asset management, mutual funds, institutional asset services, venture capital, mezzanine finance, alliance funds, wealth management and insurance. Leveraging our corporate and community banking distribution channels and client relationships is and will continue to be an essential factor in ensuring Key Capital Partners' future growth and success.

     We provide other financial services both inside and outside of our primary banking markets through our nonbank subsidiaries. These services include accident and health insurance on loans made by banking subsidiaries, venture capital, community development financing, securities underwriting and brokerage, automobile financing and other financial services. We are also an equity participant in a joint venture with Key Merchant Services, L.L.C., which provides merchant services to businesses.

OUR YEAR 2000 EFFORTS

     The Year 2000 issue refers to the fact that many computer systems were originally programmed using two digits rather than four digits to identify the applicable year. Therefore, when the year 2000 occurs, these systems could interpret the year as 1900 rather than 2000. Unless hardware, system software and applications are corrected to be Year 2000 compliant, computers and the devices they control could generate miscalculations and create operational problems. Various systems could be affected ranging from complex computer systems to telephone systems, ATMs and elevators.

     To address this issue, we developed an extensive plan in 1995, including the formation of a team consisting of internal resources and third-party experts. The plan has been in implementation since that time and consists of five major phases:

          - awareness -- ensuring a common understanding of the issue throughout the KeyCorp organization;

          - assessment -- identifying and prioritizing the systems and third parties with whom we have exposure to Year 2000 issues;

          - renovation -- enhancing, replacing or retiring hardware, software and system applications;

          - validation -- testing modifications made; and

          - implementation -- certifying Year 2000 compliance and user understanding and acceptance.

     We have completed the awareness and assessment phases and the remaining phases are substantially complete. As of June 30, 1999, we have completed all of the above phases for our mission critical systems and are well-along in completing the remaining steps for which regulatory deadlines have been established.

     As a financial institution, we may experience increases in problem loans and credit losses in the event that borrowers fail to properly respond to this issue. In addition, we may incur higher funding costs if consumers react to publicity about the issue by withdrawing deposits. We also could be impacted if third parties we deal with in conducting our business, such as foreign banks, governmental agencies, clearing houses, telephone companies and other service providers, fail to properly address this issue.

     Accordingly, we have formed a separate internal team charged with the task of: (1) identifying critical business interfaces, (2) assessing potential problems relating to credit, liquidity and counterparty risk, and (3) where appropriate, developing contingency plans. This team has been surveying significant credit clients to ascertain their Year 2000 readiness and to evaluate the level of potential credit risk to us. Based on the information obtained, specific follow-up programs have been established and the adequacy of our allowance for loan losses is being assessed on an ongoing basis. The results of the assessment will be reflected in the assignment of an appropriate risk rating in our loan grading system. On an ongoing basis, we are also contacting other significant parties with which we conduct business to determine the status of their Year 2000 compliance efforts.

     Despite these actions, we cannot guarantee that significant clients or other critical parties will adequately address their Year 2000 issues. Consequently, we have developed contingency plans to help mitigate the risks associated with: (1) potential delays in completing the renovation, validation and implementation phases of our Year 2000 plans and (2) the failure of external parties to adequately address their Year 2000 issues. In accordance with regulatory guidelines, these plans have been completed as of June 30, 1999, and address primarily contingency solutions for our core systems and the identification of alternative business partners. In addition, during the first half of 1999, we increased our borrowing capacity with the Federal Reserve Bank to address the potential need for additional funding as the Year 2000 approaches.

     Because the Year 2000 issue has never previously occurred, we are unable to foresee or quantify the possible overall financial and operational impact or to determine whether it will be material to our financial condition or operations.

     As of June 30, 1999, we had spent approximately $47 million of our total estimated project cost of up to $50 million. We currently expect that the estimated remaining cost of up to $3 million will be spent in 1999 and the first half of 2000. The total cost of the project is being funded through operating cash flows.

SUPERVISION AND REGULATION

     As a bank holding company, we are subject to regulation, supervision and examination by the Federal Reserve under the Bank Holding Company Act. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, reference is made to our annual report on Form 10-K for the fiscal year ended December 31, 1998, incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

     Our earnings also are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve, the Office of the Comptroller of the Currency, which is the principal regulator of our bank subsidiaries, and the Federal Deposit Insurance Corporation, which insures, up to applicable limits, the deposits of all of our full-service banking subsidiaries. In addition, there are numerous governmental requirements and regulations which affect our business activities.

     Depository institutions such as our bank subsidiaries are also affected by various federal laws, including those relating to consumer protection and similar matters. We also have other financial services subsidiaries that are subject to regulation, supervision and examination by the Federal Reserve, as well as other applicable state and federal regulatory agencies and self-regulatory organizations. For example, our brokerage and asset management subsidiaries are subject to supervision and regulation by the SEC, the NASD or the NYSE and state securities regulators, and our insurance subsidiaries are subject to regulation by the insurance regulatory authorities of the various states. Our other nonbank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business, or both.

                            THE SELLING SHAREHOLDERS

     All of the common shares offered by this prospectus are beneficially owned by the shareholders of NTH Holdings and were acquired by the selling shareholders when McDonald Investments acquired substantially all of the assets of NTH Holdings.

     The selling shareholders may sell their KeyCorp common shares by using this prospectus. Except as noted below, the selling shareholders do not beneficially own any other KeyCorp common shares or securities of KeyCorp. The common shares offered by this prospectus represented approximately 1.47% of our outstanding common shares as of September 27, 1999. Since the selling shareholders may sell all, some or none of their common shares, we cannot estimate the aggregate number of common shares that will be offered by this prospectus or that will be beneficially owned by the selling shareholders upon completion of this offering.

     The following table sets forth the name of each selling shareholder, the number of our common shares held by each such person as of September 22, 1999, the number of common shares which may be offered for the account of each person, and the number of common shares to be owned by each person if all the shares offered by this prospectus are sold.

                                                                              NUMBER OF COMMON SHARES
                                    NUMBER OF COMMON     NUMBER OF COMMON       TO BE OWNED IF ALL
             SELLING                 SHARES HELD AT      SHARES WHICH MAY      COMMON SHARES OFFERED
         SHAREHOLDERS(1)           SEPTEMBER 22, 1999       BE OFFERED       ARE SOLD IN THIS OFFERING
         ---------------           ------------------    ----------------    -------------------------
William M. Moore, Jr. ...........         113,907             113,907                     0
Robert Lee Burrows, Jr. .........         113,907             113,907                     0
Timothy E. Lavelle...............         113,907             113,907                     0
Michael A. Murphy................         113,907             113,907                     0
John A. Hitt.....................          34,172              34,172                     0
John F. Schramm..................          34,176              34,172                     4
Willis Smith II..................          34,172              34,172                     0
William J. Wagner................          34,172              34,172                     0
Peter A. Tannenbaum..............          34,172              34,172                     0
Kathleen R. Litsas...............           5,695               5,695                     0

- ---------------

(1) The common shares may be sold from time to time by pledgees, donees, transferees or other successors in interest of the selling shareholders.

                                USE OF PROCEEDS

     The selling shareholders will sell their common shares on their own behalf, at a time and manner of their individual choosing. We will receive none of the proceeds of any of those sales.

                              PLAN OF DISTRIBUTION

     The common shares may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest of the selling shareholders. Those sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Those transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common shares, nor is there an underwriter or coordinating broker acting in connection with proposed sales of common shares by the selling shareholders. The common shares may be sold by one or more of the following: (a) a block trade in which a broker or dealer will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any common shares covered by this prospectus which qualify for sale pursuant of Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. From time to time the selling shareholders may engage in short sales, short sales versus the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell and deliver their common shares in connection with those transactions.

     The selling shareholders may effect transactions by selling common shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Those broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling shareholders and any broker-dealers that act in connection with the sale of common shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by those broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

     Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

     One or more supplemental prospectuses will be filed, if required, pursuant to Rule 424 under the Securities Act to describe any material arrangement for the resale of the common shares, if and when such arrangements are entered into by the selling shareholders and any broker-dealers that participate in the distribution of the common shares. In addition, upon us being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 common shares, a supplement to this prospectus will be filed.

     Pursuant to the Registration Rights Agreement, we have filed the registration statement, of which this prospectus is a part, with respect to the sale of the selling shareholders' common shares. We have agreed to use our reasonable best efforts to keep the registration statement continuously effective until the earlier of the date on which the common shares are no longer held by the selling shareholders or their assignees or the first anniversary of the acquisition of the assets of NTH Holdings.

     We have agreed to pay all fees and expenses incurred by us in connection with the registration of the common shares pursuant to the Registration Rights Agreement. In addition, we have agreed to reimburse the selling shareholders for up to $5,000 for fees and disbursements of counsel to the selling shareholders. All other expenses and fees associated with the sale of the common shares by the selling shareholders will be paid by the selling shareholders.

     Pursuant to the terms of the Registration Rights Agreement, we have agreed with the selling shareholders to indemnify each other and certain other parties, including underwriters, if any, for certain liabilities, including liabilities under the Securities Act, in connection with the registration of the common shares.

                                 LEGAL MATTERS

     The validity of the common shares will be passed upon by Daniel R. Stolzer, Esq., Vice President and Associate General Counsel of KeyCorp. As of September 22, 1999, Mr. Stolzer beneficially owned 20,000 common shares, including common shares beneficially owned under options that are immediately exercisable.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 1999 and 1998 and the three- and six-month periods ended June 30, 1999 and 1998, incorporated by reference in this prospectus, Ernst & Young LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in our quarterly report on Form 10-Q for the quarter ended March 31, 1999 and our quarterly report on Form 10-Q/A for the quarter ended June 30, 1999, which are incorporated by reference in this prospectus, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We have filed a registration statement on Form S-3 with the SEC. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Wherever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. as well as through the SEC's Internet site.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

     Information that we file in the future with the SEC and incorporate by reference in this prospectus will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 if the filings are made before the time that all of the common shares are sold in this offering:

     - annual report on Form 10-K for the year ended December 31, 1998;

     - quarterly report on Form 10-Q for the quarter ended March 31, 1999;

     - quarterly report on Form 10-Q/A for the quarter ended June 30, 1999;

     - current reports on Form 8-K, filed on January 20, March 15, April 16 and July 16, 1999;

     - registration statement on Form 8-A, filed on June 19, 1997, describing our common shares; and

     - registration statement on Form 8-A, filed on March 6, 1998, describing the rights to purchase our common shares.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

    KeyCorp
    127 Public Square
    Cleveland, Ohio 44114-1306
    Attention: Investor Relations
    (216) 689-6300

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     KeyCorp will bear the entire cost of the estimated expenses, as set forth in the following table, in connection with the distribution of the securities covered by this registration statement.

SEC registration fee........................................    $ 4,525.48
Legal fees and expenses.....................................     15,000.00
Accounting fees and expenses................................      7,500.00
Miscellaneous (including printing)..........................     14,500.00
                                                                ----------
          Total.............................................    $41,525.48
                                                                ==========

     KeyCorp shall be responsible for the payment of any additional expenses in connection with the preparation and filing of this registration statement. KeyCorp shall also be responsible for the reimbursement of the selling shareholders for up to $5,000 for fees and disbursements of counsel serving on behalf of the selling shareholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation's best interests.

     Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles of incorporation, code of regulations or by contract except with respect to the advancement of expenses of directors.

     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

     The KeyCorp Amended and Restated Regulations provide that KeyCorp shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of KeyCorp or of any other bank, corporation, partnership, trust or other enterprise for which he was serving as a director, officer or employee at the request of KeyCorp.

     Under the terms of KeyCorp's directors' and officers' liability and company reimbursement insurance policy, directors and officers of KeyCorp are insured against certain liabilities, including liabilities arising under the Securities Act.

     KeyCorp is a party to Employment Agreements with certain of its executive officers and is also a party to Change of Control Agreements with certain other executive officers, pursuant to which KeyCorp has agreed to indemnify the officer, to the full extent permitted or authorized by Ohio law, if the officer is made or threatened to be made a party to any action, suit or proceeding by reason of the officer's serving as an employee, officer or director of KeyCorp and/or any of its subsidiaries, and KeyCorp has agreed to advance expenses incurred by the officer in defending any such action, suit, or proceeding.

ITEM 16. EXHIBITS

     See Exhibit Index.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this 29th day of September, 1999.

                                          KEYCORP

                                          By: /s/ DANIEL R. STOLZER
                                            ------------------------------------
                                              Daniel R. Stolzer
                                              Vice President and
                                              Associate General Counsel

     Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities indicated.

     Robert W. Gillespie, Chairman, Chief Executive Officer and Director (Principal Executive Officer); K. Brent Somers, Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer); Lee G. Irving, Executive Vice President and Chief Accounting Officer (Principal Accounting Officer); Cecil D. Andrus, Director; William G. Bares, Director; Albert C. Bersticker, Director; Edward P. Campbell, Director; Dr. Carol A. Cartwright, Director; Thomas A. Commes, Director; Kenneth M. Curtis, Director; Henry S. Hemingway, Director; Charles R. Hogan, Director; Douglas J. McGregor, Director; Henry L. Meyer III, President, Chief Operating Officer and Director; Steven A. Minter, Director; Bill R. Sanford, Director; Ronald B. Stafford, Director; Dennis W. Sullivan, Director; and Peter G. Ten Eyck, II, Director.

                                          By: /s/ DANIEL R. STOLZER
                                            ------------------------------------
                                              Daniel R. Stolzer
                                              Attorney-in-Fact

September 29, 1999

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
- -------                            -----------
    4.1    Amended and Restated Articles of Incorporation of KeyCorp,
           filed as Exhibit 3 to Form 10-Q for the quarter ended
           September 30, 1998, and incorporated herein by reference.

    4.2    Amended and Restated Regulations of KeyCorp, effective May
           15, 1997, filed on June 19, 1997, as Exhibit 2 to Form
           8-A/A, and incorporated herein by reference.

    4.3    Restated Rights Agreement, dated as of May 15, 1997, between
           KeyCorp and KeyBank National Association, as Rights Agent, filed on June 19, 1997, as Exhibit 1 to Form 8-A, and incorporated herein by reference.

    4.4    Form of Certificate evidencing ownership of KeyCorp Common
           Shares, filed on June 19, 1997, as Exhibit 1 to Form 8-A/A, and incorporated herein by reference.

    5 Opinion of Daniel R. Stolzer, Esq., as to validity of the KeyCorp Common Shares.

   15 Acknowledgment Letter of Ernst & Young LLP as to unaudited interim financial information of KeyCorp.

   23.1    Consent of Ernst & Young LLP, Independent Auditors.

   23.2    Consent of Daniel R. Stolzer, Esq. (included in Exhibit 5).

   24      Powers of Attorney.

           KeyCorp hereby agrees to furnish the SEC, upon request, copies of instruments outstanding, including indentures, which define the rights of long-term debt security holders.